EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement and related Prospectus on Form S-1 of our report dated March 29, 2012 on the balance sheet of Coates International, Ltd. as of December 31, 2011 and the related statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2011. Our report dated March 29, 2012 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Meyler & Company, LLC

Middletown, NJ
April 23, 2013